EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:

Contact: Mollie Condra
HealthStream
(615) 301-3237
mollie.condra@healthstream.com

HealthStream Announces Addition of J. Edward Pearson as Senior Vice President

  Nashville, Tenn. (June 21, 2006)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, today announced that it has hired J. Edward (“Eddie”) Pearson as senior vice president. In this position, Eddie will assume responsibility for the development and growth of our research products group, including the operations of our Franklin office.

With over 22 years of experience in the healthcare industry, Eddie has a strong background in providing Internet-based solutions for healthcare organizations, both with publicly traded and privately held companies. His most recent position was president and chief executive officer (CEO) of DigiScript, an Internet-based training and communication solutions provider for the life sciences industry. Other executive-level positions held by Eddie include CEO for Medibuy, Inc., an Internet-based healthcare exchange and supply chain efficiency solutions provider, chief financial officer (CFO) and then CEO for empactHealth.com, a healthcare e-commerce company, CFO for HIE, Inc., a healthcare IT company and provider of decision support services, and CFO and executive vice president for Inforum, Inc., a strategic planning and decision support solutions provider for healthcare organizations.

“Eddie is an outstanding addition to our executive team. He brings a wealth of experience and high-level visibility within the healthcare industry,” commented Robert A. Frist, president and CEO, HealthStream. “Based on his experience successfully providing healthcare demographics, decision support tools, and innovative Internet-based solutions to healthcare organizations, Eddie is uniquely well qualified to grow HealthStream’s research products line.”

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,324,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. (www.healthstream.com)

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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